EXHIBIT 10.67

MCS.Software Corporation 2 MacArthur Place Santa Ana, CA 92707 USA 714-540.8900 Tel 714-784.4056 Fax www.mscsoftware.com

October 2, 2007

Mr. Calvin Randy Gorrell

9 Poppy Hills Road

Laguna Niguel, CA 92677

Dear Randy:

It is with great pleasure that MSC.Software Corporation offers you the position of Senior Vice President, Human Resources. This position reports to William J. Weyand, Chairman & CEO, and is located in Santa Ana, CA.

Your compensation package includes the following:

•	Base salary of $225,000 annually.

•	Participation in the Executive Bonus Program that is targeted at 50% of your base salary which will be prorated for 2007 and subject to all its terms and conditions.

•

Recommendation for a non-qualified stock option covering 35,000 shares of MSC.Software common stock, pursuant to the terms of the 2006 Performance Incentive Plan and stock option agreement. In addition, a recommendation for 10,000 Restricted Stock Units (RSU’s) with a three year vesting period with one-third vesting each of your first three anniversary dates. Please note that the Compensation Committee of the Board of Directors has the full and exclusive authority to administer the plan and to grant stock options.

•

Recommendation for a Change in Control agreement, upon approval of the Compensation Committee. Terms of this agreement include acceleration of stock options upon a change in control and in the event your employment is terminated within two years following a change in control, then you would be eligible to receive two times your current salary plus bonus at target.

•

Eligible to receive Executive Company Benefits, including medical, deferred compensation and participation in the Auto Allowance Program. The auto allowance is $1,080.00 per month. In addition, your Paid Time Off (PTO) bank accrues each pay period to a maximum of 20 days per year.

•	Company-paid holidays. Including a week during the Holiday Shutdown - December 24th through January 1st.

The proposed start date for this position is Monday, November 5th, 2007. Please signify your acceptance of our offer by signing the enclosed copy of this letter and job description and faxing them to me at 714-784-4491. Please also mail a copy of the signed originals to me. This offer is valid until the close of business Monday, October 8th, however a prompt telephone response would be appreciated.

Mr. Randy Gorrell

October 2, 2007

On your first day, you will be given an orientation by Human Resources which will include completing employment forms, reviewing benefits, and a tour of your assigned facility. Please bring appropriate documentation for the completion of your new hire forms, including photo identification and proof that you are presently eligible to work in the United States. We are required by the United States Government to verify your eligibility for U.S. employment and identity.

Although we hope that our relationship will be mutually rewarding, your employment with MSC.Software is “at-will”, which means that either you or MSC.Software can terminate the employment relationship at any time, with or without cause. The “at-will” nature of your employment cannot be changed or modified except in writing signed by the General Counsel of MSC.Software Corporation.

Upon your acceptance of this offer, you will be joining an outstanding organization. We look forward to welcoming you to MSC.Software Corporation where you will be given the opportunity to become a valuable and contributing member of our global team.

Please feel free to contact me at (714) 444-5151 if you have any questions.

Sincerely,

John A. Mongelluzzo

Executive Vice President, Business Administration,

Legal Affairs and Secretary

Enclosures:    Job Description

                        Executive Benefit Summary

Offer Accepted:

10/3/07
Signature	Date Signed

State Date:	11/5/07

Cc: Bill Weyand